                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                            (Amendment No.   1   )*
                                          -------


                               TETRA TECH, INC.
                               ----------------
                               (Name of Issuer)

                        Common Stock (Par Value $0.01)
                        ------------------------------
                        (Title of Class of Securities)

                                   88162G103
                                   ---------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following pages)
                               Page 1 of 6 Pages
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CUSIP No. 88162G103                                                  Page 2 of 6



1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Advisory Incorporated ("BAI"). 52-1811121

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)  [ ]
          (b)  [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Brown Investment Advisory & Trust Company and Brown Advisory Incorporated are Maryland corporations.

NUMBER OF          5 SOLE VOTING POWER
SHARES             BIATC  1,534,743 shares
                   BAI            0 shares
                          ---------
                          1,534,743 shares

BENEFICIALLY       6 SHARED VOTING POWER
OWNED BY           BIATC          0 shares
                   BAI            0 shares
                          ---------
                                  0 shares


EACH REPORTING     7 SOLE DISPOSITIVE POWER
PERSON WITH        BIATC  1,534,743 shares
                   BAI            0 shares
                          ---------
                          1,534,743 shares

                   8 SHARED DISPOSITIVE POWER
                   BIATC          0 shares
                   BAI            0 shares
                          ---------
                                  0 shares
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CUSIP No. 88162G103                                                  Page 3 of 6



9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   BIATC  1,534,743 shares
                   BAI            0 shares
                          ---------
                          1,534,743 shares

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   BIATC    5.3%
                   BAI      0.0%
                            ---
                            5.3%

12.  TYPE OF REPORTING PERSON*

                   BIATC - BK
                   BAI - IA

             *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1. (a) NAME OF ISSUER:   Tetra Tech, Inc.

        (b) Address of Issuer's Principal Executive Offices:

            630 North Rosemead Blvd., Pasadena, CA 91107-2190

Item 2. (a) NAME OF PERSON FILING:

            Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Advisory Incorporated ("BAI").

        (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            19 South Street
            Baltimore, Maryland 21202

        (c) CITIZENSHIP:

            Brown Investment Advisory & Trust Company and Brown Advisory Incorporated are Maryland corporations.
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CUSIP No. 88162G103                                                  Page 4 of 6



        (d) TITLE OF CLASS OF SECURITIES:

            Common Stock of ($0.01 par) of Tetra Tech, Inc.

        (e) CUSIP Number:

            88162G103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            For BIATC

        (b) [x] Bank as defined in section 3(a)(6) of the Act

             For BAI

        (e) [x] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

Item 4. OWNERSHIP:

        (a) AMOUNT BENEFICIALLY OWNED:    As of April 30, 1999

            BIATC  1,534,743 shares
            BAI            0 shares
                   ---------
                   1,534,743 shares

        (b) PERCENT OF CLASS:

            BIATC        5.3%
            BAI          0.0%

        (c) Number of shares as to which such person has:

        (i) sole power to vote or to direct the vote:

            BIATC  1,534,743 shares
            BAI            0 shares
                   ---------
                   1,534,743 shares
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CUSIP No. 88162G103                                                  Page 5 of 6



        (ii) shared power to vote or to direct the vote:

             BIATC          0 shares
             BAI            0 shares
                    ---------
                            0 shares

       (iii) sole power to dispose or to direct the disposition of:

             BIATC  1,534,743 shares
             BAI            0 shares
                    ---------
                    1,534,743 shares


       (iv) shared power to dispose or to direct the disposition of:

            BIATC           0 shares
            BAI             0 shares
                    ---------
                            0 shares

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable

Item 9.  NOTICE OF DISSOLUTION OF GROUP.

            Not applicable
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CUSIP No. 88162G103                                                  Page 6 of 6


Item 10. CERTIFICATION.


            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


            SIGNATURE:

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

            Date:  As of April 30, 1999

            Signature:  Brown Investment Advisory & Trust Company

               By: /S/Gregg W. Hawes

            Title:  Principal

            Signature:  Brown Advisory Incorporated

               By: /S/Gregg W. Hawes

            Title:  Principal